The Ultimate Group, Inc. 2000 Ultimate Way Weston, Florida 33326 Phone: 800-432-1729 Fax: 954-331-7300 www.Ultimatesoftware.com

Exhibit 99.1

FOR IMMEDIATE RELEASE

Ultimate Software Completes Agreement to be Acquired by an Investor Group
Led by Hellman & Friedman to Operate as a Privately Held Company

Weston, FL, May 3, 2019 — Ultimate Software (“Ultimate”), a leading global provider of human capital management (HCM) and employee experience solutions in the cloud, today announced the successful completion of the acquisition of Ultimate by an investor group led by Hellman & Friedman (“H&F”), a leading private equity investment firm. The acquisition was previously announced on February 4, 2019 and closed and became effective today.

Under the terms of the transaction, stockholders are entitled to receive $331.50 in cash for each share of Ultimate’s common stock held, representing an aggregate value of approximately $11 billion. The transaction was approved by Ultimate’s stockholders at a special meeting of stockholders on April 30, 2019. As a result of the completion of the acquisition, Ultimate’s common stock ceased trading on the NASDAQ Stock Market today.

Ultimate will continue to operate under the leadership of CEO Scott Scherr and the existing senior management team, while owned by an investor group led by Hellman & Friedman in partnership with significant investors Blackstone, GIC, and Canada Pension Plan Investment Board (CPPIB), and other investors including JMI Equity.

“As a privately funded company, we now have increased ability to make long-term investment decisions that will benefit our customers, while still putting our people first, always,” said Scott Scherr, CEO, president, and founder of Ultimate. “We have continuously evolved as a business since we started 29 years ago and going private gives us the flexibility, resources, and freedom needed to continue that momentum as we grow the best culture, products, and services in the market.”

At the end of 2018, Ultimate’s total revenues exceeded $1.1 billion and the company currently serves 6,100 companies worldwide, with more than 51 million people records in the cloud.  Ultimate will continue to develop, market, deliver, and service its suite of human capital management and employee experience solutions globally—with no changes to the markets Ultimate serves and no changes to its mission: put “People First.”

Goldman Sachs & Co. LLC acted as exclusive financial advisor to Ultimate, and Stroock & Stroock & Lavan LLP provided legal counsel. Qatalyst Partners acted as financial advisor to the investor group and Simpson Thacher & Bartlett served as legal counsel to Hellman & Friedman.

Media Contacts
Ultimate Software
Mitchell K. Dauerman
mitch_dauerman@ultimatesoftware.com
954-331-7069

Hellman & Friedman
James Bourne and William Braun
Abernathy MacGregor
jab@abmac.com / whb@abmac.com
213-630-6550 / 212-371-5999

Blackstone
Matt Anderson
Matthew.Anderson@blackstone.com
212-390-2472

GIC Ms. Mah Lay Choon Senior Vice President Tel: (+65) 6889 6841 Email: mahlaychoon@gic.com.sg	Ms. Wendy Wong Senior Vice President Tel: (+65) 6889 6928 Email: wendywong@gic.com.sg

Canada Pension Plan Investment Board (CPPIB)
Darryl Konynenbelt
Director, Global Media Relations
dkonynenbelt@cppib.com
+1-416-972-8389

JMI Equity
Chuck Dohrenwend or William Braun
Abernathy MacGregor
cod@abmac.com or whb@abmac.com
212-371-5999

About Ultimate Software

Ultimate Software is a leading global provider of cloud-based human capital management and employee experience solutions, with more than 51 million people records in the cloud. Our award-winning UltiPro delivers HR, payroll, talent, and time and labor management as well as HR service delivery solutions. Founded in 1990, Ultimate is headquartered in Weston, Florida, and employs more than 5,100 professionals. In 2019, Fortune magazine and Great Place to Work ranked Ultimate #1 on their Best Workplaces in Technology list, in the “Large Companies” category, Ultimate’s fourth consecutive year to top the list. Customer Sales and Service World Awards recognized Ultimate’s Services team as the #1 Customer Service Department of the Year in 2018 for companies with 2,500 employees or larger across diverse industries. Ultimate has 6,100 customers worldwide including Bloomin’ Brands, Culligan International, Feeding America, Red Roof Inn, SUBWAY, Texas Roadhouse, and Yamaha Corporation of America. More information on Ultimate’s products and services can be found at https://www.ultimatesoftware.com/.
About Hellman & Friedman
Hellman & Friedman is a leading private equity investment firm with offices in San Francisco, New York, and London. Since its founding in 1984, Hellman & Friedman has raised over $50 billion of committed capital. The firm focuses on investing in outstanding business franchises and serving as a value-added partner to management in select industries including software, financial services, business & information services, healthcare, internet & media, retail & consumer, and industrials & energy. For more information, please visit www.hf.com.
About Blackstone
Blackstone is one of the world’s leading investment firms.  We seek to create positive economic impact and long-term value for our investors, the companies in which we invest, and the communities in which we work.  We do this by using extraordinary people and flexible capital to help companies solve problems.  Our businesses, with $512 billion in assets under management, include investment vehicles focused on private equity, real estate, public debt and equity, non-investment grade credit, real assets and secondary funds, all on a global basis.  Further information is available at www.blackstone.com.  Follow Blackstone on twitter @Blackstone.
About GIC
GIC is a leading global investment firm established in 1981 to manage Singapore’s foreign reserves. As a disciplined long-term value investor, GIC is uniquely positioned for investments across a wide range of asset classes, including equities, fixed income, private equity, real estate and infrastructure. In private equity, GIC invests through funds as well as directly in companies, partnering with its fund managers and management teams to help world class businesses achieve their objectives. GIC has investments in over 40 countries. Headquartered in Singapore, GIC employs over 1,500 people across 10 offices in key financial cities worldwide. For more information on GIC, please visit www.gic.com.sg.
About Canada Pension Plan Investment Board
Canada Pension Plan Investment Board (CPPIB) is a professional investment management organization that invests the funds not needed by the Canada Pension Plan (CPP) to pay current benefits in the best interests of 20 million contributors and beneficiaries. In order to build a diversified portfolio, CPPIB invests in public equities, private equities, real estate, infrastructure and fixed income instruments. Headquartered in Toronto, with offices in Hong Kong, London, Luxembourg, Mumbai, New York City, São Paulo and Sydney, CPPIB is governed and managed independently of the Canada Pension Plan and at arm's length from governments. At December 31, 2018, the CPP Fund totalled C$368.5 billion. For more information about CPPIB, please visit www.cppib.com or follow us on LinkedIn, Facebook or Twitter.
About JMI Equity

JMI Equity is a growth equity firm focused on investing in leading software companies. Founded in 1992, JMI has invested in over 145 businesses in its target markets, successfully completed over 95 exits and raised more than $4 billion of committed capital. JMI partners with exceptional management teams to help build their companies into industry leaders. For more information visit www.jmi.com.

UltiPro is a registered trademark of The Ultimate Software Group, Inc. All other trademarks referenced are the property of their respective owners.
Follow Ultimate on Twitter: www.twitter.com/UltimateHCM and on LinkedIn: https://ulti.pro/LinkedIn
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